Exhibit 99.2

Energizer Holdings, Inc. Announces Dividend Policy and Share Repurchase Authorization

ST. LOUIS, July 2, 2015 /PRNewswire/ — Energizer Holdings, Inc. (NYSE: ENR) today announced that its newly formed Board of Directors initiated a dividend program by declaring a dividend of $0.25 per share of common stock, payable on September 9, 2015, to all shareholders of record as of the close of business on August 19, 2015. Subject to declaration by the Board, Energizer anticipates paying a $0.25 per share cash dividend each quarter, with expected dividend payment dates in March, June, September and December. Future declarations of dividends are subject to Board approval and may be adjusted at the discretion of the Board, as business needs or market conditions change.

The Board of Directors also approved an authorization for the company to acquire up to 7.5 million shares of its common stock. The Company expects to purchase shares from time to time in open market transactions. The timing and the amount of any purchases will be determined by the Company based on its evaluation of market conditions, capital allocation objectives, legal and regulatory requirements and other factors.

“Our Board’s decision to declare a quarterly dividend and authorize an opportunistic share repurchase program underscores our commitment to enhancing value for our shareholders,” said Alan Hoskins, Chief Executive Officer of Energizer Holdings, Inc.

About Energizer Holdings, Inc.

Energizer Holdings, Inc. (NYSE: ENR), headquartered in St. Louis, Mo., is one of the world’s largest manufacturers of primary batteries and portable lighting products. The company had annual revenues of approximately $1.8 billion in fiscal year 2014, anchored by its two globally recognized brands Energizer® and EVEREADY®. As a global leader in power solutions, our mission is to lead the charge to connect our brands, our people and the products we offer to the world better than anyone else. Visit www.energizerholdings.com for more details.

Cautionary Statement on Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Any such forward looking statements are made based on information currently known and are subject to various risks and uncertainties, including those contained in Energizer’s filings with the Securities and Exchange Commission, including in its Registration Statement on Form 10, filed with the SEC on May 27, 2015. Energizer does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.

CONTACT: Jennifer Beatty, Vice-President, Investor Relations, 314-985-1849